Exhibit 99.3

to

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Name of Issuer	Dine Brands Global, Inc.
Title of Class of Securities	Common Stock, par value $0.01 per share
CUSIP Number	254423106
Filed by (Reporting Person(s))	Cobblers Cove Capital LP, Cobblers Cove Capital Management GP LLC, Matthew Perkal, Benjamin F. Rattner
Item of Schedule 13D	Item 7 (Material to Be Filed as Exhibits)
Exhibit Description	Dine Brands Response Letter, dated October 29, 2026.

October 29, 2026

Via email:	mp@cobblerscovecapital.com gavriel@arkhousefund.com

Matthew Perkal

Managing Partner

Cobblers Cove Capital LP
111 Rutledge Avenue
Charleston, SC 29401

Gavriel Kahane

Managing Partner

Arkhouse Management Co. LP

106 West 56th Street, 17th Floor

New York, NY 10019

Re:	Non-Binding Proposal to Acquire Dine Brands Global, Inc.

Dear Matthew & Gavriel:

I am writing on behalf of the Board of Directors (the "Board") of Dine Brands Global, Inc. (the "Company") in response to your letter dated October 26, 2026.

Your letter has been reviewed by the Company and the Board. While we appreciate your interest, the Board has determined that the proposed transaction would not be in the best interests of the Company and its stockholders. We therefore decline to proceed with the proposed transaction.

The Board is committed to and focused on creating shareholder value.

Sincerely,

/s/ John Peyton

John Peyton

Chief Executive Officer

cc:	Jeff Marell, Paul, Weiss, Rifkind, Wharton & Garrison LLP
Cullen Sinclair, Paul, Weiss, Rifkind, Wharton & Garrison LLP
Kai Liekefett, Sidley Austin LLP
David Grubman, Sidley Austin LLP
Reuben Zaramian, Sidley Austin LLP